UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 31, 2012

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ACUITY BRANDS, INC.
(Exact name of registrant as specified in its charter)

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Delaware	001-16583	58-2632672
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1170 Peachtree St., N.E., Suite 2400, Atlanta, GA	30309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 404-853-1400
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
The information included pursuant to Item 2.03 is incorporated under this Item 1.01.
Item 1.02. Termination of a Material Definitive Agreement.
As of January 31, 2012, in connection with our entry into the new unsecured revolving credit facility described in Item 2.03 hereof, we terminated the $250 million five-year revolving credit facility, dated as of October 19, 2007, with the syndicate of banks including JPMorgan Chase Bank, N.A., as administrative agent. The prior credit facility would have expired on October 19, 2012.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
On January 31, 2012, we entered into a new $250 million five-year unsecured revolving credit facility (“Revolving Credit Facility”) with a syndicate of commercial banks consisting of Bank of America, N.A., Branch Banking & Trust Company, JPMorgan Chase Bank, N.A., KeyBank National Association, RBC Bank (USA), U.S. Bank National Association, and Wells Fargo Bank, National Association. The material terms of the Revolving Credit Facility are as set forth below.
Generally, amounts outstanding under the Revolving Credit Facility bear interest at a “Eurocurrency Rate”. Eurocurrency rate advances can be denominated in a variety of currencies, including U.S. Dollars, and amounts outstanding bear interest at a periodic fixed rate equal to LIBOR for the applicable currency plus an applicable margin. The applicable margins are based on our leverage ratio, as defined in the Revolving Credit Facility, with such margins ranging from 1.075% to 1.65%. Interest on Eurocurrency rate advances is payable upon the earlier of maturity of the outstanding loan or quarterly if the loan is for a period greater than three months. The Revolving Credit Facility will mature and all amounts outstanding thereunder will be due and payable on January 31, 2017.
We are required to pay certain fees in connection with the Revolving Credit Facility. For example, we must pay an annual facility fee. Such fee is payable quarterly in arrears and is determined by our leverage ratio as defined in the Revolving Credit Facility. This facility fee ranges from 0.175% to 0.35% of the aggregate $250 million commitment of the lenders under the Revolving Credit Facility. Additionally, we are also required to pay certain fees to the Agent for administrative services.
The Revolving Credit Facility contains customary covenants regarding, among other matters, the preservation and maintenance of our corporate existence, material compliance with laws, payment of taxes, and maintenance of insurance and of our properties. Further, the Revolving Credit Facility contains financial covenants including a leverage ratio (“Maximum Leverage Ratio”) of total indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization expense), as such terms are defined in the Revolving Credit Facility agreement, and a minimum interest coverage ratio. These ratios are computed at the end of each fiscal quarter for the most recent 12-month period. The Revolving Credit Facility allows for a Maximum Leverage Ratio of 3.50x and a Minimum Interest Coverage Ratio of 2.50x. The Revolving Credit Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform any covenant or agreement, inaccurate or false representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: February 3, 2012

ACUITY BRANDS, INC.

By:	/s/ Richard K. Reece
Richard K. Reece
Executive Vice President and Chief Financial Officer